EXHIBIT 12

NATIONAL FUEL GAS COMPANY

COMPUTATION OF RATIO OF

EARNINGS TO FIXED CHARGES

UNAUDITED

	For the Twelve Months Ended September 30, 2013	Fiscal Year Ended September 30,
		2012	2011	2010	2009

EARNINGS:

Income from Continuing Operations	$260,001	$220,077	$258,402	$219,133	$103,484
Plus Income Tax Expense	172,758	150,554	164,381	137,227	52,859
Less Investment Tax Credit(1)	(426)	(581)	(697)	(697)	(697)
(Less Income) Plus Loss from Unconsolidated Subsidiaries(3)	204	1,442	759	(2,488)	(1,562)
Plus Distributions from Unconsolidated Subsidiaries	—	—	4,278	2,600	2,900
Plus Interest Expense on Long-Term Debt	90,273	82,002	73,567	87,190	79,419
Plus Other Interest Expense	3,838	4,238	4,554	6,756	7,370
Less Amortization of Loss on Reacquired Debt	(721)	(1,093)	(1,093)	(1,093)	(1,124)
Plus (Less) Allowance for Borrowed Funds Used in Construction	827	1,231	1,037	323	1,174
Plus (Less) Other Capitalized Interest	1,801	2,992	1,516	1,056	—
Plus Rentals(2)	14,204	12,958	5,003	1,707	1,867

	$542,759	$473,820	$511,707	$451,714	$245,690

FIXED CHARGES:

Interest & Amortization of Premium and Discount of Funded Debt	$90,273	$82,002	$73,567	$87,190	$79,419
Plus Other Interest Expense	3,838	4,238	4,554	6,756	7,370
Less Amortization of Loss on Reacquired Debt	(721)	(1,093)	(1,093)	(1,093)	(1,124)
Plus (Less) Allowance for Borrowed Funds Used in Construction	827	1,231	1,037	323	1,174
Plus (Less) Other Capitalized Interest	1,801	2,992	1,516	1,056	—
Plus Rentals(2)	14,204	12,958	5,003	1,707	1,867

	$110,222	$102,328	$84,584	$95,939	$88,706

RATIO OF EARNINGS TO FIXED CHARGES	4.92	4.63	6.05	4.71	2.77

(1)  Investment Tax Credit is included in Other Income.

(2)  Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

(3)  Fiscal 2009 includes an impairment of an investment in a partnership of $1,804.

Plus (Less) Other Capitalized Interest	1,801	2,992	1,516	1,056	—
Plus Rentals (2)	14,204	12,958	5,003	1,707	1,867

	$110,222	$102,328	$84,584	$95,939	$88,706

RATIO OF EARNINGS TO FIXED CHARGES	4.92	4.63	6.05	4.71	2.77
(1) Investment Tax Credit is included in Other Income.
(2) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.
(3) Fiscal 2009 includes an impairment of an investment in a partnership of $1,804.